UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around September 23, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: August 26, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through July 31, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Operating Margins

1)	In the press release, Kunal states that he expects that higher operating expenses in the near-term will drive long-term profitability. When should investors expect to see an inflection in profitability?

As we noted in our annual meeting earlier this year, we are investing in key areas of the business to address market opportunities. This year, our investment priorities include Wealth, ESG / Morningstar Sustainalytics, and PitchBook in addition to addressing key infrastructure needs to help us scale. The near-term increase in operating expenses also reflects the impact of compensation adjustments at the beginning of this fiscal year to address the competitive environment for talent in the marketplace.

While we cannot guide to a specific inflection point in profitability, we expect that adjusted operating margins this year will be lower than a typical year and we are focused on getting back on a path toward levels seen in recent historical peaks. We would also note that certain investments have different time horizons for returns. For example, we expect shorter term returns for investments in Morningstar Sustainalytics (e.g. climate and impact data) and PitchBook (e.g. equity data) given our ability to get capabilities and products to market quickly and sell through a subscription model. This contrasts with Wealth (direct indexing and open architecture TAMP expansion) where we expect new capabilities to drive flows and AUM growth, which will take more time to realize.

2)	Can you please provide some insight into the sales and marketing line item, and how it will eventually grow slower than revenue to reverse the profitability decline?

Between 2017 and 2020, sales and marketing expenses grew roughly in line with revenues, accounting for roughly 15% of sales. As we focused on accelerating topline growth in 2021 and in the first half of 2022, our spending in this area has outpaced revenue. For the first six months of 2022, sales and marketing as a percentage of revenues was 18.7%.

The primary drivers of the increase in the first half of 2022 versus the prior year period were compensation and benefits, commissions, advertising and marketing, and travel and related expenses. Higher compensation and benefits costs reflected increases in sales and marketing headcount, driven primarily by the PitchBook and Sustainalytics product areas, as well as the previously discussed larger merit increase effective Jan 1, 2022. The rise in commissions continues to be driven by outperformance of sales targets in the licensing segments of the business. Finally, the increase in advertising and marketing expenditures partially reflected a timing difference related to the Morningstar Investment Conference-US, which was held in May 2022 after previously being held in September 2021. It also included advertising and demand generation activities, especially for PitchBook, where our customer lifetime value relative to acquisition costs remains very positive.

We believe that as we grow, we will have the opportunity to generate operating leverage in our sales and marketing activities. That said, we will continue to spend prudently in sales and marketing activities where we see the potential to generate attractive returns, which could result in higher levels of spend in certain periods.

Effect of Changes in Foreign Currency

3)	With 69% of employees outside the US as of 12/31/21, is it fair to assume that the strengthening US dollar will be a headwind to revenue but a tailwind to overall operating profit / margins as 70% of revenue is US based?

You’re correct that the strengthening U.S. dollar has been a headwind for revenue, with foreign currency translation resulting in a $12.3 million decrease in reported revenue in the second quarter of 2022. And you’re also right that, given our operations outside of the U.S., the strengthening dollar has been a positive for operating income. Foreign currency translations decreased operating expense by $13.5 million and resulted in an overall increase of $1.2 million in second-quarter operating income.

Please also refer to the Quantitative and Qualitative Disclosures section of our 10-Q filing for the quarter ended 6/30/22 for the estimated impact of fluctuations in specific currencies on both revenue and operating income.

4)	In Q2, Sustainalytics was negatively impacted by unfavorable FX. Can you give us rough currency exposure for Sustainalytics?

In the first half of 2022, Morningstar Sustainalytics earned roughly 69% of its revenue outside of the U.S., dominated by Europe, which accounted for about 56% of total revenue. The largest currency exposures were to the euro (33% of total revenues), the pound (14%), the Canadian dollar (7%), and the Swedish krona (6%).

Stock-Based Compensation

5)	Stock-based compensation as a percentage of sales was over 4% in Q2, perhaps mainly due to PitchBook's bonus programs. Is it fair to assume more normalization to the historical range of 2.0-3.0% for 2H of this year and FY2023?

As you note, stock-based compensation increased as a percentage of revenue to 4.7% in the second quarter of 2022, after running at between 2.5% and 4.0% annually in the prior five fiscal years; for the first half of 2022 it stood at 3.9% compared to 2.5% in the prior year period. The year-over-year increase in the first half was driven in large part by an increase in stock-based compensation related to the PitchBook incentive plan (the PitchBook plan), which we adopted in connection with the acquisition of PitchBook for the 2017-2019 fiscal year period and renewed at the end of 2019 for the 2020-2022 fiscal year period. Under that plan, which applies to certain PitchBook employees, awards are tied to financial targets in each year of the plan period, with higher target incentives in the third year (2022).

Based on expected outperformance relative to the financial targets in 2022, PitchBook employees participating in the plan will receive a significant increase this year relative to 2020 and 2021. That equated to a $11.2 million increase in stock-based compensation in the first half of 2022. This pattern will persist in Q3 and Q4 as we accrue for the remainder of the year.

Due to the unique structure of the PitchBook plan, and specifically the step-up in incentive payments in the third year of the current plan, we would anticipate that stock-based compensation as a percentage of revenue would return to a level closer to historical norms next year, excluding the impact of certain variable or one-time items, such as accelerated vesting associated with retirements or other changes in employee circumstances.

Operations in China

6)	There was an article that said Morningstar plans to lay off hundreds of employees in China. Can you elaborate on the backdrop of this? What are the implications for your growth strategy in China? If you expect any fixed cost savings from this restructuring, can you roughly quantify it?

Like all businesses, Morningstar is continually evaluating and optimizing its operating model. After careful consideration, we have made the decision to strategically shift our China operations to focus entirely on the China domestic market. This requires us to streamline the team in Shenzhen accordingly over the next 12 months. All affected colleagues have been notified and provided details for severance that complies with local laws and regulations, as well as possible internal job opportunities and job-seeking assistance that Morningstar will provide. Our group of China-market-focused team members and activities are not affected.

We will leverage our global footprint to continue serving our clients without disruptions. We are shifting non-China-market-focused work to alternate locations, so this decision is not a cost-savings measure.

With almost 20 years’ history of operating in China, Morningstar remains committed to its long-term presence and is in the process of redefining its strategy to capitalize on the growing potential within the domestic market.

Acquisitions

7)	From 2007 - 2016, Morningstar spent an average of $70M per year on M&A. The past few years have been a major departure from this, with two very large deals (DBRS and LCD). What has driven the increased appetite for M&A as a use of capital? How (if at all) does adding different product offerings via acquisition strengthen MORN's existing business units?

When it comes to capital allocation, our primary emphasis is supporting organic growth; however, we will continue to pursue acquisitions opportunistically where we identify opportunities that enhance our ability to empower investor success and create value for shareholders.

M&A has always been an important part of our capital allocation strategy. If you look over the past 10 years, we have completed 39 transactions, including investments in unconsolidated entities. It’s fair to say that as we have become a larger enterprise with increased profitability and cash flow, that has expanded our capacity to do larger cash and debt-financed transactions. Given the time and effort involved in completing an acquisition of any size, we’ve also tended to focus on larger acquisitions, which have a more substantial impact, as we’ve grown. However, we do not pursue M&A simply because we have the capacity to do so; all transactions need to have strategic merit, offer compelling long-term returns, and create value.

If you look at the four largest transactions we have completed since the end of 2016, each strengthened our existing business and was consistent with our overall strategy. PitchBook’s best-in-class coverage of the private markets complements Morningstar’s legacy public company datasets; together they are key to building one of the most comprehensive multi-asset datasets in the industry. DBRS allowed us to expand and scale our existing credit ratings business while providing an enhanced platform to deliver leading fixed-income analysis and research to investors. The Sustainalytics acquisition brought with it deep ESG expertise and an extensive suite of security and country-level ESG data, research, ratings, and products that we continue to integrate across our research and data platforms. Finally, adding LCD’s in-depth coverage of the leveraged loan market to PitchBook’s institutional-level coverage of the private and public equity markets creates a centralized resource for the private capital and debt markets.

Morningstar Sustainalytics Research Practices

8)	In your Q2 earnings press release, you noted an independent investigation into Sustainalytics’ research practices. Could you elaborate on what prompted the investigation, what aspects of the research process were in focus, and whether you expect any financial ramifications from the investigation (outside of higher professional services fees)?

Around the time we acquired Morningstar Sustainalytics, we began receiving questions about whether some of Sustainalytics’ research practices reflected bias against companies operating in Israel, including charges that Morningstar and Sustainalytics supported the Boycott, Divestment, Sanctions (BDS) movement. We stated then – and reaffirm today – that neither Morningstar nor Morningstar Sustainalytics supports the anti-Israel BDS campaign. However, in retrospect, our initial review was overly dismissive of the serious bias concerns raised by the organization JLens, the Illinois Investment Policy Board (IIPB), and other entities. We consider bias unacceptable in any form and concluded that the concerns warranted a thorough, independent review.

For that reason, we formed a working group led by independent directors Steve Kaplan and Gail Landis to oversee an investigation. In October 2021, that working group engaged the outside law firm White & Case to conduct the investigation. White & Case interviewed more than 40 employees and external parties while reviewing around 140,000 Sustainalytics documents, client-facing reports, and other materials. White & Case reviewed the methodologies and processes underlying the full suite of Sustainalytics products.

White & Case completed that investigation and documented its findings in a 117-page report that we have published in its entirety. The findings concluded that there was no evidence Sustainalytics products recommended or encouraged divestment from Israel and there was no evidence of pervasive or systemic bias against Israel across Sustainalytics products, including the Sustainalytics ESG Risk Rating. Nevertheless, it identified one product that exhibited bias in its outcomes and scattered instances of processes and procedures that can be improved to address and mitigate potential for implicit or confirmation bias. Based on these findings, White & Case made various recommendations in the report, which we have committed to adopt in full. The full report and a letter from Joe Mansueto and Kunal Kapoor dated June 2, 2022, that summarizes the findings and response can be found at https://www.morningstar.com/company/esg-research-integrity.

As the investigation is now complete, the professional fees related to that work have already been expensed. We are planning to complete implementation of the recommendations, outlined in the White & Case report, by June 2023. We don’t believe that there will be further material financial impacts related to the findings of the report. If that were to change, we would disclose accordingly.

Pledging of Shares

9)	Could you provide more context on Joe Mansueto’s pledged shares? What is he pledging them for? What are the potential risks for margin call & subsequent foreclosure sale? He has reduced this amount y/y, should we expect him to continue reducing the pledged shares amount? Do you have a limit on pledged shares or policy in place to eliminate pledged shares moving forward?

As outlined in Morningstar’s 2022 Proxy Statement, as of December 31, 2021, Joe Mansueto had pledged 1,800,000 shares of Morningstar common stock as security under the terms of a bank credit agreement. This represents a decrease from 3,000,000 shares pledged under such agreement last year. The pledged shares represent approximately 10% of Joe’s total number of shares beneficially owned and 4% of Morningstar’s total shares outstanding. The credit agreement and related pledge were arranged to provide Joe some opportunity to diversify his assets, consistent with the advice Morningstar often gives investors. Excluding the pledged shares from the calculation of shares subject to Morningstar’s stock ownership policy, Joe would still be in compliance with such policy.

Effective July 2022, Morningstar has amended its Code of Ethics to prohibit employees and board members from pledging more than 15% of the total number of Morningstar securities (such as shares of Morningstar stock) which they beneficially own as collateral for a loan or holding more than that number of Morningstar securities in a margin account.  Any such pledging activity must be reported to the Legal department for monitoring and those that have the potential to have a material impact on the Company or its shareholders will be reviewed by the Audit Committee.  The Audit Committee has undertaken such a review of Joe Mansueto’s current pledge arrangements and determined that they do not present a significant risk of a margin call or subsequent foreclosure sale. Pursuant to the new policy, if Joe’s beneficial ownership were to decrease moving forward, the number of shares eligible to be pledged as collateral would similarly decrease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 26, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer